Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Micro Focus Share Option Plan, including the 1996 Approved Share Option Scheme, the 1998 Merant Share Option Plan, the Merant 1998 Inland Revenue Approved Share Option Scheme, the 1992 Intersolv Stock Option Plan, 1997 Intersolv Stock Option Plan and the Merant 1999 Employee Share Purchase Plan of our report dated October 25, 2002, with respect to the consolidated financial statements of Merant plc included in the Current Report (Form 8-K) of Serena Software, Inc. filed with the Securities and Exchange Commission on April 30, 2004.

ERNST & YOUNG LLP

Reading, England

May 20, 2004